Micron Electronics, Inc.

                               Exhibit 11.1

                     Computation of Per Share Earnings
              (Amounts in thousands except per share amounts)

                                    August 31,  September 1,  September 2,
Fiscal year ended                         1995          1994          1993
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
Primary

Weighted average shares outstanding     86,959        81,427        78,014
Net effect of dilutive stock options
 and warrants                              463            96            62
                                      --------      --------      --------
Total                                   87,422        81,523        78,076
                                      ========      ========      ========

Net income                            $ 65,086      $ 36,898      $ 13,623
                                      ========      ========      ========

Per share amount                      $   0.74      $   0.45      $   0.17
                                      ========      ========      ========



Fully Diluted

Weighted average shares outstanding     86,959        81,427        78,014
Net effect of dilutive stock options
 and warrants                              469            98            63
                                      --------      --------      --------
Total                                   87,428        81,525        78,077
                                      ========      ========      ========

Net income                            $ 65,086      $ 36,898      $ 13,623
                                      ========      ========      ========

Per share amount                      $   0.74      $   0.45      $   0.17
                                      ========      ========      ========